Exhibit 99.2

FOURTH QUARTER 2020
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

FISCAL 2020 HIGHLIGHTS

FY GAAP NET REVENUES INCREASED 8% TO $2.849B VS. $2.647B LY
FY ADJUSTED NET REVENUES INCREASED 8% TO $2.850B VS. $2.647B

FY GAAP GROSS MARGIN INCREASED 510 BASIS POINTS TO 46.5% VS. 41.4% LY
FY ADJUSTED GROSS MARGIN INCREASED 540 BASIS POINTS TO 46.8% VS. 41.4% LY

FY GAAP OPERATING MARGIN INCREASED 270 BASIS POINTS TO 16.4% VS. 13.7% LY
FY ADJUSTED OPERATING MARGIN INCREASED 750 BASIS POINTS TO 21.8% VS. 14.3% LY

FY GAAP NET INCOME INCREASED 23% TO $271.8M VS. $220.4M LY
FY ADJUSTED NET INCOME INCREASED 68% TO $462.9M VS. $276.3M LY

FY GAAP DILUTED EPS INCREASED 10% TO $9.96 VS. $9.07 LY
FY ADJUSTED DILUTED EPS INCREASED 53% TO $17.83 VS. $11.66 LY

FY FREE CASH FLOW INCREASED 23% TO $405M VS. $330M LY

FOURTH QUARTER 2020 HIGHLIGHTS

Q4 TOTAL COMPANY DEMAND +29%
Q4 RH CORE DEMAND +36%

Q4 GAAP NET REVENUES INCREASED 22% TO $812.4M VS. $665.0M LY
Q4 ADJUSTED NET REVENUES INCREASED 22% TO $812.6M VS. $665.0M LY

Q4 GAAP GROSS MARGIN INCREASED 480 BASIS POINTS TO 47.4% VS. 42.6% LY
Q4 ADJUSTED GROSS MARGIN INCREASED 480 BASIS POINTS TO 47.4% VS. 42.6%

Q4 GAAP OPERATING MARGIN INCREASED 740 BASIS POINTS TO 22.6% VS. 15.2% LY
Q4 ADJUSTED OPERATING MARGIN INCREASED 630 BASIS POINTS TO 23.7% VS. 17.4% LY

Q4 GAAP NET INCOME INCREASED 90% TO $130.2M VS. $68.4M LY
Q4 ADJUSTED NET INCOME INCREASED 57% TO $143.5M VS. $91.2M LY

Q4 GAAP DILUTED EPS INCREASED 62% TO $4.31 VS. $2.66 LY
Q4 ADJUSTED DILUTED EPS INCREASED 36% TO $5.07 VS. $3.72 LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

TO OUR PEOPLE, PARTNERS, AND SHAREHOLDERS,

As we anniversary what has been one of the most difficult years in recent history, and as we begin to see the light at the end of the dark tunnel of this deadly and disruptive virus, we do so with a greater appreciation for our freedom and the simple gestures in life like a handshake or a hug. We also turn this corner knowing that we used our time wisely to reimagine and reinvent ourselves once again.

In times of turmoil humans tend to move in herds, hunkering down and finding comfort in conformity. Even those who analyze and report the news seem to find reassurance in replication, trying to fit everything into predictable pandemic piles of headlines we’ve all been reading. We, for example, have been put into the “there’s no place like home” pile. Others have been placed into the “e-commerce is everything” pile. Both are actually good piles, because if you’re in one of those you are looked upon favorably whether you’re on the top or the bottom of the pile.

I believe many on Wall Street are managing their portfolios in piles, looking through their reading glasses when they really need a microscope and a telescope. A microscope to search for the details and differences in those rare brands and businesses who belong anywhere but the pile, and a telescope to see the opportunities they will exploit post this pandemic.

1	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Since we the people of Team RH generally move in the opposite direction of the herd, are allergic to hunkering down, and surely don’t believe we belong in the pandemic pile, we’ve taken a shot at four simple headlines that require neither a microscope nor a telescope. The four P’s that can give you an insight into what you might expect us to do next, because while most of the world spent this past year sheltering-in-place, we spent the time reimagining and reinventing ourselves at a never before seen pace.

OUR PRODUCT, OUR PERFORMANCE, OUR PROSPECTS, AND OUR PEOPLE

OUR PRODUCT. We are building the most comprehensive and compelling collection of luxury home furnishings in the world. The desirability and exclusivity of our product amplified in our inspiring spaces has enabled us to gain significant market share with RH Core demand up 36% in the fourth quarter. Our demand has accelerated sharply with February up 73%, and the first two weeks of March up 96%, prior to cycling the closing of our Galleries, Restaurants and Outlets a year ago.

Adjusted gross margin increased 480 basis points in the quarter, 540 basis points for the year, and 1,210 basis points on a three year basis versus fiscal 2017, again, demonstrating the desirability of our exclusive offering, and the pricing power of our brand.

The strategic separation we’ve created will continue to grow as we further elevate and expand the RH Brand with the introductions of RH Contemporary in 2021, plus RH Color, RH Couture and RH Bespoke over the next several years.

Additionally our plan is to unveil The World of RH, a digital portal presenting our products, places, services and spaces this fall.  We will begin to bring the different parts of our integrated ecosystem to life with rich content that we believe will enhance our brand and connect with our clients on a much deeper level.

OUR PERFORMANCE. We continue to build the most productive operating platform and business model in our industry with adjusted operating margins increasing 750 basis points to 21.8% versus 14.3% last year on only 8% revenue growth. Let me say that again, 750 basis points on only 8% revenue growth. It’s an operating margin never seen before in the furniture/home furnishings market, and more than 50% better than the closest competitor. Our ROIC of 53% in 2020 also puts us in a class of our own.

Our results represent a systemic lift that is not merely a temporal pandemic shift due to an unsustainable revenue gain. Remember, virtually 100% of our Core business is direct to customer, with less than one tenth of one percent being cash and carry from our stores, which is basically floor model sell off. That is why our demand to revenue lag is much greater than other home furnishings retailers who have seasonal assortments and large cash and carry businesses.

It’s also important to note that due to the virus-induced supply chain disruptions, approximately $150 million of demand that was generated in 2020 will be recognized as revenue in 2021, while the majority of the selling costs to generate that demand was absorbed in 2020. If those revenues were recognized last year, our adjusted operating margin would have reached 23%.

I often quote Bernard Arnault, the Chairman & CEO of LVMH as he says, “Luxury goods are the only area in which it is possible to make luxury margins.” At 21.8% adjusted operating margin in 2020, RH has now eclipsed the operating margin of LVMH, and we have a clear line of sight to 25%-plus operating margin over the next several years. With less than $3 billion of net revenues, you can imagine the leverage we should experience as we scale.

RH has also become one of the top performing consumer stocks of the past decade. Since our IPO on November 2, 2012 at $24 per share, RH has outperformed Apple, Amazon, Google, Facebook, Nike, Starbucks, LVMH, Home Depot, Hermès and just about everyone else but Tesla. Warren Buffett says, “Time favors the well-managed company.” We believe our performance has and will continue to prove that point.

OUR PROSPECTS. We ended 2020 with just less than $3 billion in net revenues and believe the data supports the RH brand reaching $5 to $6 billion in North America and $20 to $25 billion globally. We believe that number will continue to grow when you consider our opportunities in Hospitality and Homebuilding as we continue to expand the RH Ecosystem with the introduction of RH Guesthouses and RH Residences. We are tracking to begin our international expansion in Europe with the openings of RH England and RH Paris in 2022. We are planning to open our first Guesthouse in New York City this fall, followed by our second Guesthouse in Aspen, which will include our first RH Bath House & Spa, in the fall of 2022.

We are currently in design development for our first RH Residences as part of our larger Aspen ecosystem and have already received multiple unsolicited proposals to purchase the homes sight unseen, and to place deposits to reserve a home. We believe the revolutionary design of both the Guesthouses and Residences have the potential to create entirely new markets in their respective industries, while also positioning RH as a thought leader, taste, and place maker.

We also plan to open four new Design Galleries in 2021, all with integrated restaurants and wine bars: RH San Francisco, The Gallery at the Historic Bethlehem Steel Building; RH Dallas, The Gallery on Knox; RH Oak Brook The Gallery at the Center; and RH Jacksonville, The Gallery at St. Johns Town Center.

2	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

OUR PEOPLE. I believe we have the most resourceful team in our industry, and again, not by a little. Tony Robbins talks about resourcefulness being the ultimate resource. It’s not about time, money, or technology. It’s about passion, persistence, vision and values. Starting with no resources, we transformed a nearly bankrupt business selling nostalgic discovery items with a $20 million market cap into the leading luxury home brand in the world with a market value in excess of $10 billion.

History has proven that men and women will work for a dollar but die for what they believe in. We say inside our organization, “This is not our Company, it’s our Cause. It’s an authentic reflection of who we are and what we believe in. Some people say, ‘Don’t take it personally.’ Those people are not our people. Make no mistake, this is very personal to us.”

WE BELIEVE BRANDS WITH MORE CONTROL WILL BECOME MORE VALUABLE

We have always invested in controlling our brand from concept to customer, avoiding intermediaries who will never care as much as we do.  That’s why we’ve avoided partnerships, sponsorships, franchising or licensing and continue to believe brands with more control will become more valuable.

The easy path of expanding a brand rarely pans out to be the best path. The road to global expansion is littered with brands that put their trust in others, only to spend years negotiating repurchase rights decades later after the damage is done.  That’s not to say there won’t be exceptions where there’s an outstanding partner in a challenging country, but it will be a rare exception as we expand the RH brand around the world.

We also continue to invest in taking more control of the customer experience and have been testing RH In-Your-Home in the Los Angeles and San Francisco markets and are extremely happy with the early results. As Fernando Garcia, our President of Furniture Operations and Home Delivery describes it, “RH In-Your-Home is not a different or better experience, it is a unique and memorable experience as we extend the Gallery into the customer’s home. With Furniture Ambassadors managing every detail, it creates an impression with our customers that can last a lifetime.”

Additionally, we are opening a new one million square foot furniture distribution center in Southern California this spring.  The new facility will allow us to reduce delivery times by seven to ten days for both outdoor furniture and special order upholstery in most major markets.

2021 HAS ALL THE SIGNS OF A VERY GOOD YEAR

While 2021 will surely be a tale of two halves, the fact that we have a booming housing market, a record stock market, low interest rates, the expectation of a rebound in the economy and jobs market, combined with the recent further acceleration in our demand trends, has us feeling more rather than less optimistic that it might just turn out to be two very good halves.

While we expect to face continued difficulties ramping vendor production to meet demand and don’t see the challenges with ocean freight or port congestion resolving themselves anytime soon, it’s hard not to forecast first quarter revenue growth of at least 50%, and adjusted operating margin in the 20% range. With the momentum in the business, we believe it’s safe to say 2021 should result in revenue growth in the range of 15% to 20% with adjusted operating margin expanding 100 to 200 basis points and ROIC in excess of 60%.

We have made the decision once again to delay the mailing of our Source Books and the launch of RH Contemporary until the fall of 2021 to enable our manufacturing partners to catch up to the increasing demand trends. This decision should also support a strong second half as we have held back new collections for the past year, which will result in one of our largest new product launches in our history. Our RH Outdoor Source Book filled with 10 new collections is scheduled to be in home starting this week, with the digital Source Book and new outdoor collections live on our website today.

3	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

THIS IS A TIME TO BE DEFINED BY OUR VISION, NOT BY A VIRUS

As we move past the dark days of the pandemic, let us remember our resurrection. A time we reimagined and reinvented ourselves once again. A time our results redefined possible for a home furnishings brand. A time when our performance forced the rest of the world to remove us from that pandemic pile and see us for who we truly are.

A team of people who don’t know what can’t be done.

This is a time to be defined by our vision, not by a virus.

Carpe Diem,

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise), and excludes exchanges and shipping fees. RH Core demand represents the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Total Company demand represents the demand generated from all of our businesses, inclusive of sales from RH Outlet and RH Hospitality.

“ROIC” refers to return on invested capital. We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

4	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted diluted earnings per share, adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted SG&A, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding the pace at which we have reimagined and reinvented ourselves; our building of the most comprehensive and compelling collection of luxury home furnishings in the world; the gaining of significant market share due to the desirability and exclusivity of our product; the pricing power of our brand; our expectations regarding financial performance in the first quarter and full year of 2021 including revenue growth, increases in ROIC and increases in demand trends as well as our belief that 2021 will be a very good year for our business; our continued strategic separation as we further elevate and expand the RH Brand with the introductions of RH Contemporary in 2021, plus RH Color, RH Couture, and RH Bespoke over the next several years; the unveiling of The World of RH this fall and the enhancement of our brand and connection with our clients; our building of the most productive operating platform and business model in our industry; statements relating to our adjusted operating margins and ROIC, including that our financial results represent a systemic lift that is not a temporal pandemic shift; our demand to revenue lag and why it is greater than other home furnishings retailers; statements relating to demand generated in 2020 that will be recognized as revenue in 2021; our expectations as to future operating margins; RH’s stock performance including our belief as to future stock performance; our belief that the data supports the RH brand reaching $5 to $6 billion in North America and $20 to $25 billion globally, and that this number will continue to grow when you consider our opportunities in Hospitality and Homebuilding as we continue to expand the RH Ecosystem with the introduction of RH Guesthouses and RH Residences; our international expansion plans, including the openings of RH England and RH Paris in 2022; our U.S. expansion plans, including our first Guesthouse in New York City this fall, followed by our second Guesthouse in Aspen, which will include our first RH Bath House & Spa in the fall of 2022, and the following four new Design Galleries in 2021, all with integrated restaurants and wine bars: RH San Francisco, The Gallery at the Historic Bethlehem Steel Building;  RH Dallas, The Gallery on Knox;  RH Oakbrook, The Gallery at the Center; and RH Jacksonville, The Gallery at St. Johns Town Center; our design development for our first RH Residences; the potential of Guesthouses and Residences to create entirely new markets in their respective industries; our belief that brands with more control will become more valuable; the results of our testing of RH In-Your-Home and its unique and memorable experience; the opening of a new furniture distribution center in Southern California this spring that will allow us to reduce delivery times; our expectations regarding difficulties ramping vendor production to meet demand and challenges with ocean freight or port congestion; the timing of the mailing of our Source Books and the launch of RH Contemporary; statements relating to our expectation of having a strong second half of fiscal 2021; the mailing of our RH Outdoor Source Book; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the global outbreak of the COVID-19 virus and its impact on our business; risks related to civil unrest; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

6	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, Outlets and Showrooms:

	JANUARY 30, 2021	FEBRUARY 1, 2020
RH
Design Galleries [a]	24	22
Legacy Galleries	38	40
Modern Galleries	2	2
Baby & Child and Teen Galleries	4	4
Total Galleries	68	68
Outlets [b]	38	38
Waterworks Showrooms	14	15
[a]	As of January 30, 2021 and February 1, 2020, ten and eight of our Design Galleries included an integrated RH Hospitality experience, respectively.
[b]	Net revenues for outlet stores were $60.9 million and $51.2 million for the three months ended January 30, 2021 and February 1, 2020, respectively. Net revenues for outlet stores were $187.5 million and $221.4 million for the year ended January 30, 2021 and February 1, 2020, respectively.

T-1	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

The following tables present RH Gallery and Waterworks Showroom metrics and exclude outlets:

	THREE MONTHS ENDED
	JANUARY 30, 2021		FEBRUARY 1, 2020
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	82	1,159	85	1,095
Design Galleries:
Columbus Design Gallery	—	—	1	33.0
Baby & Child Galleries:
Portland RH Baby & Child Gallery	—	—	(1)	(4.7)
Legacy Galleries:
St. Louis legacy Gallery (relocation)	—	2.9	—	—
Columbus legacy Gallery	—	—	(1)	(6.2)
Durham legacy Gallery	—	—	(1)	(5.7)
End of period	82	1,162	83	1,111
Weighted-average leased selling square footage		1,159		1,109
% growth vs. same quarter last year		5%		2%

T-2	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

	YEAR ENDED
	JANUARY 30, 2021		FEBRUARY 1, 2020
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	83	1,111	86	1,089
Design Galleries:
Marin Design Gallery	1	32.9	—	—
Charlotte Design Gallery	1	32.4	—	—
Minneapolis Design Gallery	—	—	1	32.9
Columbus Design Gallery	—	—	1	33.0
Modern Galleries:
Dallas RH Modern Gallery (relocation)	—	—	—	(4.5)
Baby & Child Galleries:
Dallas RH Baby & Child Gallery	—	—	(1)	(3.7)
Portland RH Baby & Child Gallery	—	—	(1)	(4.7)
Legacy Galleries:
Raleigh legacy Gallery	1	4.4	—	—
Charlotte legacy Gallery	(1)	(7.0)	—	—
Corte Madera legacy Gallery	(1)	(7.0)	—	—
Westport legacy Gallery	(1)	(6.5)	—	—
St. Louis legacy Gallery (relocation)	—	2.9	—	—
San Diego legacy Gallery (relocation)	—	—	—	0.5
Minneapolis legacy Gallery	—	—	(1)	(13.3)
Columbus legacy Gallery	—	—	(1)	(6.2)
Durham legacy Gallery	—	—	(1)	(5.7)
Dallas legacy Gallery (relocation)	—	—	—	(2.6)
San Antonio legacy Gallery (relocation)	—	—	—	(3.8)
Waterworks Showrooms:
New York 59th Street Showroom	(1)	(1.4)	—	—
End of period	82	1,162	83	1,111
% growth vs. prior year		5%		2%

Weighted-average leased selling square footage		1,141		1,088
% growth vs. prior year		5%		4%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of January 30, 2021 and February 1, 2020 was approximately 1,559,000 and 1,497,000, respectively.

Weighted-average leased square footage for the three months ended January 30, 2021 and February 1, 2020 was approximately 1,558,000 and 1,497,000, respectively. Weighted-average leased square footage for the year ended January 30, 2021 and February 1, 2020 was approximately 1,536,000 and 1,468,000, respectively.

T-3	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	Q1 2021
Average stock price	$450	$500	$550	$600	$650	$700
Estimated adjusted diluted shares outstanding [a]	28.36	28.80	29.17	29.49	29.76	29.99

	FISCAL 2021
Average stock price	$450	$500	$550	$600	$650	$700
Estimated adjusted diluted shares outstanding [a]	28.50	28.95	29.32	29.64	29.90	30.13
[a]	The Q1 2021 adjusted diluted shares outstanding include 0.950 million, 1.194 million, 1.393 million, 1.559 million, 1.699 million and 1.820 million incremental shares at $450, $500, $550, $600, $650 and $700 average share prices, respectively, due to dilution from the convertible notes. The Fiscal 2021 adjusted diluted shares outstanding include 0.947 million, 1.190 million, 1.389 million, 1.554 million, 1.695 million and 1.815 million incremental shares at $450, $500, $550, $600, $650 and $700 average share prices, respectively, due to dilution from the convertible notes.

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes and warrant agreements.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $309.84 and $338.24, we will incur dilution related to the 2023 Notes and 2024 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43, $50.00 and $385.30 for the November 2012, July 2013, May 2017 and October 2020 grants, respectively.

T-4	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	THREE MONTHS ENDED				YEAR ENDED
	JANUARY 30, 2021	% OF NET REVENUES	FEBRUARY 1, 2020	% OF NET REVENUES	JANUARY 30, 2021	% OF NET REVENUES	FEBRUARY 1, 2020	% OF NET REVENUES
Net revenues	$812,436	100.0%	$664,976	100.0%	$2,848,626	100.0%	$2,647,437	100.0%
Cost of goods sold	427,308	52.6%	381,903	57.4%	1,523,095	53.5%	1,552,426	58.6%
Gross profit	385,128	47.4%	283,073	42.6%	1,325,531	46.5%	1,095,011	41.4%
Selling, general and administrative expenses	201,512	24.8%	182,093	27.4%	858,673	30.1%	732,180	27.7%
Income from operations	183,616	22.6%	100,980	15.2%	466,858	16.4%	362,831	13.7%
Other expenses
Interest expense—net	14,547	1.8%	19,982	3.0%	69,250	2.5%	87,177	3.3%
Tradename impairment	—	—%	—	—%	20,459	0.7%	—	—%
(Gain) loss on extinguishment of debt—net	—	—%	569	0.1%	(152)	—%	6,472	0.2%
Total other expenses	14,547	1.8%	20,551	3.1%	89,557	3.2%	93,649	3.5%
Income before income taxes	169,069	20.8%	80,429	12.1%	377,301	13.2%	269,182	10.2%
Income tax expense	37,988	4.7%	11,996	1.8%	104,598	3.6%	48,807	1.9%
Income before equity method investments	131,081	16.1%	68,433	10.3%	272,703	9.6%	220,375	8.3%
Share of equity method investments losses	(888)	(0.1)%	—	—%	(888)	(0.1)%	—	—%
Net income	$130,193	16.0%	$68,433	10.3%	$271,815	9.5%	$220,375	8.3%
Weighted-average shares used in computing basic net income per share	20,518,130		19,120,709		19,668,976		19,082,303
Basic net income per share	$6.35		$3.58		$13.82		$11.55
Weighted-average shares used in computing diluted net income per share	30,179,506		25,767,864		27,302,268		24,299,034
Diluted net income per share	$4.31		$2.66		$9.96		$9.07

T-5	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	JANUARY 30,	FEBRUARY 1,
	2021	2020
ASSETS
Cash and cash equivalents	$100,446	$47,658
Merchandise inventories	544,227	438,696
Other current assets	156,811	110,598
Total current assets	801,484	596,952
Property and equipment—net	1,077,198	967,599
Operating lease right-of-use assets	456,164	410,904
Goodwill and intangible assets	212,763	210,389
Equity method investments	100,603	—
Deferred tax assets and other non-current assets	250,101	259,850
Total assets	$2,898,313	$2,445,694
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$424,422	$330,309
Convertible senior notes due 2020—net	—	290,532
Operating lease liabilities	71,524	58,924
Deferred revenue, customer deposits and other current liabilities	425,686	303,147
Total current liabilities	921,632	982,912
Asset based credit facility	—	—
Equipment promissory notes—net	14,614	31,053
Convertible senior notes due 2023—net	282,956	266,658
Convertible senior notes due 2024—net	281,454	264,982
Non-current operating lease liabilities	448,169	409,930
Non-current finance lease liabilities	485,481	442,988
Other non-current obligations	16,981	28,520
Total liabilities	2,451,287	2,427,043
Stockholders’ equity	447,026	18,651
Total liabilities and stockholders’ equity	$2,898,313	$2,445,694

T-6	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	YEAR ENDED
	JANUARY 30,	FEBRUARY 1,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$271,815	$220,375
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	145,704	21,832
Depreciation and amortization	100,040	100,739
Non-cash operating lease cost and finance lease interest expense	88,143	87,803
Tradename, asset impairments and loss on sale leaseback transaction	36,295	13,639
Accretion of debt discount upon settlement of debt	(84,003)	(70,482)
Other non-cash items	49,556	45,825
Change in assets and liabilities:
Merchandise inventories	(104,621)	93,266
Landlord assets under construction—net of tenant allowances	(69,508)	(64,300)
Current and non-current operating lease liability	(58,920)	(77,004)
Deferred revenue and customer deposits	116,205	9,799
Other changes in assets and liabilities	10,064	(42,304)
Net cash provided by operating activities	500,770	339,188
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(111,126)	(93,623)
Equity method investments	(80,723)	—
Acquisition of business and assets	(17,900)	—
Deposit on asset under construction	(12,857)	(53,000)
Proceeds from sale of asset	25,006	24,078
Net cash used in investing activities	(197,600)	(122,545)
CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under asset based credit facility	—	(57,500)
Net borrowings under term loans	—	(4,000)
Net borrowings (repayments) under promissory and equipment security notes	(21,599)	105,480
Debt issuance costs	—	(4,636)
Repayments of convertible senior notes	(215,846)	(278,560)
Repurchases of common stock—including commissions	—	(250,032)
Proceeds from issuance of convertible senior notes	—	350,000
Proceeds from issuance of warrants	—	50,225
Purchase of convertible notes hedges	—	(91,350)
Debt issuance costs related to convertible senior notes	—	(4,818)
Other financing activities	(6,469)	10,387
Net cash used in financing activities	(243,914)	(174,804)
Effects of foreign currency exchange rate translation	157	16
Net increase in cash and cash equivalents and restricted cash equivalents	59,413	41,855
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	$47,658	$5,803

End of period—cash and cash equivalents	100,446	47,658
End of period—restricted cash equivalents (acquisition related escrow deposits)	6,625	—
End of period—cash and cash equivalents and restricted cash equivalents	$107,071	$47,658

T-7	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 30,	FEBRUARY 1,	JANUARY 30,	FEBRUARY 1,
	2021	2020	2021	2020
Net cash provided by operating activities	$153,507	$128,191	$500,770	$339,188
Accretion of debt discount upon settlement of debt	—	—	84,003	70,482
Proceeds from sale of asset	—	—	25,006	24,078
Capital expenditures	(39,371)	(29,009)	(111,126)	(93,623)
Principal payments under finance leases	(3,697)	(2,546)	(12,498)	(9,682)
Equity method investments	(73,223)	—	(80,723)	—
Free cash flow [a]	$37,216	$96,636	$405,432	$330,443
[a]	Free cash flow excludes all non-cash items. Free cash flow is net cash provided by operating activities adjusted by the non-cash accretion of debt discount upon settlement of debt, proceeds from sale of asset, capital expenditures, principal payments under finance leases and equity method investments. Free cash flow is included in this press release because our senior leadership team believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business.

T-8	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 30,	FEBRUARY 1,	JANUARY 30,	FEBRUARY 1,
	2021	2020	2021	2020
GAAP net income	$130,193	$68,433	$271,815	$220,375
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	186	—	1,373	(391)
Cost of goods sold:
Recall accrual [a]	180	—	4,554	(3,372)
Asset impairments and change in useful lives [b]	—	—	2,350	4,909
Selling, general and administrative expenses:
Non-cash compensation [c]	5,866	—	117,084	—
Asset impairments and change in useful lives [b]	950	14,847	10,501	16,990
(Gain) loss on sale leaseback transaction [d]	—	—	9,352	(1,196)
Reorganization related costs [e]	—	—	7,027	1,075
Recall accrual [a]	1,443	—	1,443	(225)
Legal settlements [f]	—	—	—	(1,193)
Gain on sale of land [g]	—	—	—	(333)
Other expenses:
Amortization of debt discount [h]	7,448	11,300	37,055	42,545
Tradename impairment [i]	—	—	20,459	—
(Gain) loss on extinguishment of debt—net [j]	—	569	(152)	6,472
Subtotal adjusted items	16,073	26,716	211,046	65,281
Impact of income tax items [k]	(3,669)	(3,969)	(20,845)	(9,359)
Share of equity method investments losses [l]	888	—	888	—
Adjusted net income [m]	$143,485	$91,180	$462,904	$276,297
[a]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[b]	The adjustment to cost of goods sold for the year ended January 30, 2021 represents asset impairment related to Outlet inventory resulting from retail closures in response to the COVID-19 pandemic. The adjustment to cost of goods sold for the year ended February 1, 2020 represents acceleration of depreciation expense driven by a reduction in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expense in the three months ended January 30, 2021 represents asset impairments. The adjustment to selling, general and administrative expense in the year ended January 30, 2021 includes asset impairments of $6.6 million and acceleration of depreciation expense of $3.9 million. The adjustment to selling, general and administrative expenses for the three months ended February 1, 2020 includes asset impairments of $8.9 million, an RH Contemporary Art lease impairment of $4.6 million and acceleration of depreciation expense of $1.3 million. The adjustment to selling, general and administrative expenses for the year ended February 1, 2020 includes asset impairments of $9.1 million, an RH Contemporary Art lease impairment of $4.6 million, other lease impairments of $1.5 million due to early exit of leased facilities, acceleration of depreciation expense of $1.3 million and a $0.5 million charge related to the termination of a service agreement.
[c]	Represents non-cash compensation charges related to an option grant made to Mr. Friedman in October 2020.

T-9	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

[d]	Represents the (gain) loss on sale-leaseback transactions related to our previously owned Design Galleries.
[e]	Represents severance costs and related payroll taxes associated with reorganizations.
[f]	Represents legal settlements, net of related legal expenses.
[g]	Represents the gain on real estate land sales.
[h]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.1 million and $1.4 million during the three months ended January 30, 2021 and February 1, 2020, respectively. Amounts are presented net of interest capitalized for capital projects of $5.3 million and $3.7 million during the year ended January 30, 2021 and February 1, 2020, respectively. The 2019 Notes matured on June 15, 2019 and the 2020 Notes matured on July 15, 2020 and neither impacted amortization of debt discount post-maturity.
[i]	Represents tradename impairment related to the Waterworks reporting unit.
[j]	The adjustment in the year ended January 30, 2021 represents a gain on extinguishment of debt upon the maturity and settlement of the 2020 Notes in July 2020. The adjustment in the three months ended February 1, 2020 represents the acceleration of debt issuance costs related to early repayment of the FILO term loan. The adjustment in the year ended February 1, 2020 represents the loss on extinguishment of debt related to a second lien term loan which was repaid in full in September 2019 and the acceleration of debt issuance costs related to early repayment of the FILO term loan, partially offset by the gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019.
[k]	The adjustment for the three months ended January 30, 2021 is based on an adjusted tax rate of 22.5%, which excludes our share of equity method investments losses in the fourth quarter of fiscal 2020. The adjustment for the three months ended February 1, 2020 represents the tax effect of the adjusted items based on our effective tax rate of 14.9%. The adjustment for the year ended January 30, 2021 is based on an adjusted tax rate of 21.3%, which excludes the tax impact associated with the non-cash compensation charge related to an option grant made to Mr. Friedman in the third quarter of fiscal 2020, the Waterworks reporting unit tradename impairment recorded in the first quarter of fiscal 2020 and our share of equity method investments losses in the fourth quarter of fiscal 2020. The adjustment for the year ended February 1, 2020 is based on an adjusted tax rate of 17.4%, which is calculated using a 21% normalized tax rate for the first and second quarters and the effective tax rates of 13.7% and 14.9% for the third and fourth quarters, respectively.
[l]	Represents our proportionate share of the losses of our equity method investments.
[m]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-10	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 30,	FEBRUARY 1,	JANUARY 30,	FEBRUARY 1,
	2021	2020	2021	2020
Diluted net income per share	$4.31	$2.66	$9.96	$9.07
Pro forma diluted net income per share [a]	$4.60	$2.79	$10.47	$9.30
Per share impact of adjustments (pre-tax) [b]:
Non-cash compensation	0.21	—	4.51	—
Amortization of debt discount	0.26	0.46	1.43	1.80
Tradename impairment	—	—	0.79	—
Asset impairments and change in useful lives	0.03	0.61	0.49	0.92
(Gain) loss on sale leaseback transaction	0.01	—	0.36	(0.06)
Recall accrual	0.06	—	0.29	(0.17)
Reorganization related costs	—	—	0.27	0.05
(Gain) loss on extinguishment of debt—net	—	0.02	(0.01)	0.27
Legal settlements	—	—	—	(0.05)
Gain on sale of land	—	—	—	(0.01)
Subtotal adjusted items	0.57	1.09	8.13	2.75
Impact of income tax items [b]	(0.13)	(0.16)	(0.80)	(0.39)
Share of equity method investments losses [b]	0.03	—	0.03	—
Adjusted diluted net income per share [c]	$5.07	$3.72	$17.83	$11.66
[a]	For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes of $116.09, $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00, $309.84 and $338.24, we incur dilution related to the 2019 Notes, 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended January 30, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 28,316,994 which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,862,512 shares. Pro forma diluted net income per share for the three months ended February 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 24,538,122, which excludes dilution related to the 2020 Notes of 1,229,742 shares. Pro forma diluted net income per share for the year ended January 30, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,962,597, which excludes dilution related to the 2020 Notes, 2023 Notes and 2024 Notes of 1,339,671 shares. Pro forma diluted net income per share for the year ended February 1, 2020 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,697,440, which excludes dilution related to the 2019 Notes and 2020 Notes of 601,594 shares.
[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s pro forma share count. Adjusted diluted net income per share is included in this press release because senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-11	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES
AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 30,	FEBRUARY 1,	JANUARY 30,	FEBRUARY 1,
	2021	2020	2021	2020
Net revenues	$812,436	$664,976	$2,848,626	$2,647,437
Recall accrual [a]	186	—	1,373	(391)
Adjusted net revenues [b]	$812,622	$664,976	$2,849,999	$2,647,046
Gross profit	$385,128	$283,073	$1,325,531	$1,095,011
Recall accrual [a]	366	—	5,927	(3,763)
Asset impairments and change in useful lives [a]	—	—	2,350	4,909
Adjusted gross profit [b]	$385,494	$283,073	$1,333,808	$1,096,157
Gross margin [c]	47.4%	42.6%	46.5%	41.4%
Adjusted gross margin [c]	47.4%	42.6%	46.8%	41.4%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because senior leadership team believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

T-12	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 30,	FEBRUARY 1,	JANUARY 30,	FEBRUARY 1,
	2021	2020	2021	2020
Selling, general and administrative expenses	$201,512	$182,093	$858,673	$732,180
Non-cash compensation [a]	(5,866)	—	(117,084)	—
Asset impairments and change in useful lives [a]	(950)	(14,847)	(10,501)	(16,990)
(Gain) loss on sale leaseback transaction [a]	—	—	(9,352)	1,196
Reorganization related costs [a]	—	—	(7,027)	(1,075)
Recall accrual [a]	(1,443)	—	(1,443)	225
Legal settlements [a]	—	—	—	1,193
Asset held for sale gain [a]	—	—	—	333
Adjusted selling, general and administrative expenses [b]	$193,253	$167,246	$713,266	$717,062
Net revenues	$812,436	$664,976	$2,848,626	$2,647,437
Adjusted net revenues [c]	$812,622	$664,976	$2,849,999	$2,647,046
Selling, general and administrative expenses margin [c]	24.8%	27.4%	30.1%	27.7%
Adjusted selling, general and administrative expenses margin [c]	23.8%	25.2%	25.0%	27.1%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this press release because senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Selling, general and administrative expenses margin is defined as selling, general and administrative expenses divided by net revenues. Adjusted selling, general and administrative expenses margin is defined as adjusted selling, general and administrative expenses divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-13	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 30,	FEBRUARY 1,	JANUARY 30,	FEBRUARY 1,
	2021	2020	2021	2020
Net income	$130,193	$68,433	$271,815	$220,375
Interest expense—net	14,547	19,982	69,250	87,177
Tradename impairment	—	—	20,459	—
Income tax expense	37,988	11,996	104,598	48,807
Share of equity method investments losses	888	—	888	—
(Gain) loss on extinguishment of debt—net	—	569	(152)	6,472
Operating income	183,616	100,980	466,858	362,831
Non-cash compensation [a]	5,866	—	117,084	—
Asset impairments and change in useful lives [a]	950	14,847	12,851	21,899
(Gain) loss on sale leaseback transaction [a]	—	—	9,352	(1,196)
Recall accrual [a]	1,809	—	7,370	(3,988)
Reorganization related costs [a]	—	—	7,027	1,075
Legal settlements [a]	—	—	—	(1,193)
Gain on sale of land [a]	—	—	—	(333)
Adjusted operating income [b]	$192,241	$115,827	$620,542	$379,095
Net revenues	$812,436	$664,976	$2,848,626	$2,647,437
Adjusted net revenues [c]	$812,622	$664,976	$2,849,999	$2,647,046
Operating margin [c]	22.6%	15.2%	16.4%	13.7%
Adjusted operating margin [c]	23.7%	17.4%	21.8%	14.3%
[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-14	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands) (Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	JANUARY 30,	FEBRUARY 1,	JANUARY 30,	FEBRUARY 1,
	2021	2020	2021	2020
Net income	$130,193	$68,433	$271,815	$220,375
Depreciation and amortization	23,352	24,794	100,040	100,739
Interest expense—net	14,547	19,982	69,250	87,177
Income tax expense	37,988	11,996	104,598	48,807
EBITDA [a]	206,080	125,205	545,703	457,098
Non-cash compensation [b]	14,232	5,723	145,704	21,832
Tradename impairment [c]	—	—	20,459	—
(Gain) loss on sale leaseback transaction [c]	—	—	9,352	(1,196)
Asset impairments [c]	950	13,508	8,835	15,651
Recall accrual [c]	1,809	—	7,370	(3,988)
Reorganization related costs [c]	—	—	7,027	1,075
Share of equity method investments losses [c]	888	—	888	—
Capitalized cloud computing amortization [d]	462	—	462	—
(Gain) loss on extinguishment of debt—net [c]	—	569	(152)	6,472
Legal settlements [c]	—	—	—	(1,193)
Gain on sale of land [c]	—	—	—	(333)
Adjusted EBITDA [a]	$224,421	$145,005	$745,648	$495,418
Net revenues	$812,436	$664,976	$2,848,626	$2,647,437
Adjusted net revenues [e]	$812,622	$664,976	$2,849,999	$2,647,046
EBITDA margin [e]	25.4%	18.8%	19.2%	17.3%
Adjusted EBITDA margin [e]	27.6%	21.8%	26.2%	18.7%
[a]	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
[b]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charges related to an option grant made to Mr. Friedman in October 2020.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[d]	Represents amortization associated with capitalized cloud computing costs.
[e]	EBITDA margin is defined as EBITDA divided by net revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

T-15	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO TRAILING

TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

	JANUARY 30,	INTEREST
	2021	RATE [a]
Asset based credit facility	$—	1.38%
Equipment promissory notes	37,532	4.56%
Convertible senior notes due 2023 [b]	287,936	0.00%
Convertible senior notes due 2024 [b]	284,182	0.00%
Notes payable for share repurchases	755	4.01%
Total debt	$610,405
Cash and cash equivalents	(100,446)
Total net debt	$509,959
Trailing twelve months adjusted EBITDA [c]	$745,648
Ratio of total net debt to trailing twelve months adjusted EBITDA [c]	0.7
[a]	The interest rates for the equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-16	FOURTH QUARTER 2020 FINANCIAL RESULTS AND SHAREHOLDER LETTER